Exhibit 4.1

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “1933 ACT”)

Dated: March 10, 2020	US $1,800,000.00

FTE NETWORKS, INC.

6% CONVERTIBLE REDEEMABLE NOTE

DUE MAY 10, 2021

FOR VALUE RECEIVED, FTE NETWORKS, INC. (the “Company”) promises to pay to the order of GS CAPITAL PARTNERS LLC and its authorized successors and permitted assigns (“Holder”), the aggregate principal face amount of One Million Eight Hundred Thousand and no/100 Dollars (U.S. $1,800,000.00) on May 10, 2021 (the earlier of such date and acceleration pursuant to Section 8 hereof, the “Maturity Date”) and to pay interest on the principal amount outstanding under this 6% Convertible Redeemable Note due May 10, 2021 (this “Note”) at the rate of 6% per annum commencing on March 10, 2020. This Note contains an original issue discount of $125,000 such that the purchase price paid by Holder was $1,675,000. The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. The principal of, and interest on, this Note are payable at 30 Broad Street, Suite 5L, Brooklyn, NY 11201, initially, and if changed, at the last address appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay the outstanding principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note by check or wire transfer addressed to such Holder at the last address appearing on the records of the Company. The receipt by the Holder of such check or wire transfer representing irrevocable payment in cash in immediately available funds shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to Section 4(c) herein.

This Note is subject to the following additional provisions:

1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (“Act”) and applicable state securities laws. Any attempted transfer in violation of the Act shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the Holder hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4. (a) The Holder of this Note is entitled, at its option, at any time, from and after the date on which the balance of the purchase price is funded by the Holder pursuant to clause (ii) of Section 1(b) of the Securities Purchase Agreement, dated as of the date hereof, under which this Note was issued (as amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”), to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price (“Conversion Price”) for each share of Common Stock equal to 66% of the average of the two lowest daily volume weighted average trading prices of the Common Stock as reported on the NYSE American exchange, the OTC Markets, OTCQB exchange or any other exchange upon which the Common Stock may be traded in the future (“Exchange”), during the period of twelve consecutive trading days ending with (and including) the day upon which a Notice of Conversion is received by the Company or its transfer agent (provided such Notice of Conversion is delivered together with an Opinion of Counsel, by fax or other electronic method of communication to the Company after 4 P.M. New York, New York time; if delivered prior to such time, the last day of the twelve consecutive trading day period shall be the day prior to the day on which such Notice of Conversion is delivered). The shares of Common Stock issuable upon conversion of or otherwise pursuant to this Note being collectively referred to herein as the “Conversion Shares.” If the Conversion Shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the Conversion Shares to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Accrued, but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company’s Common Stock is below the par value per share of the Common Stock, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company shall honor all conversions submitted pending this reduction in the par value. In the event there is a DTC “Chill” or “Freeze” with respect to the Common Stock, the “66%” referred to above in the calculation of the Conversion Price shall be decreased to “56%” while that “Chill” or “Freeze” is in effect. In no event shall the Holder be allowed to effect a conversion of this Note if the shares of Common Stock to be issued upon such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Company (which may be increased up to 9.9% upon 61 days’ prior written notice by the Holder). All the terms set forth herein, including but not limited to interest rate, prepayment terms, conversion discount or lookback period will be adjusted downward (i.e. for the benefit of the Holder) if the Company offers a more favorable conversion discount (whether via interest, rate OID or otherwise) or lookback period to another party or otherwise grants any more favorable terms to any third party than those contained herein while this Note is in effect.

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(b) Until such time as the Conversion Shares have been registered under the Act or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Shares, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Conversion Shares):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Conversion Shares upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Conversion Shares are registered for sale under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the Act and the number of Conversion Shares to be issued are less than 4.99% of the total issued common stock of the Company (which may be increased to 9.9% upon 61 days’ prior written notice by the Holder).

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(c) Interest on any unpaid principal balance of this Note shall be paid at the rate of 6% per annum. Interest shall be paid by the Company issuing shares of Common Stock (“Interest Shares”). Holder may, at any time, send in a Notice of Conversion to the Company to receive Interest Shares with a value based on the conversion formula provided in Section 4(a) above. The dollar amount converted into Interest Shares may be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(d) The Company may prepay this Note in whole or in part only as set forth in this Section 4(d), by giving written notice of prepayment to the Holder of this Note, and making payment as set forth below:

PREPAY DATE	PREPAY AMOUNT
≤ 30 days after issuance	100% of principal plus accrued interest
31- 60 days after issuance	106% of principal plus accrued interest
61- 120 days after issuance	112% of principal plus accrued interest
121-189 days after issuance	118% of principal plus accrued interest

This Note may not be prepaid after the 180th day of its issuance. Each prepayment must be closed and funded within 3 days of giving notice of prepayment or the prepayment shall be null and void. Any partial prepayments will be made in accordance with the formula set forth in the chart above with respect to principal, premium and interest.

(e) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which either (x) the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock), or (y) the Company is the surviving entity, but the holders of a majority of the outstanding voting shares of the Company prior to such merger or consolidation do not control a majority of the outstanding voting equity interests of the Company immediately after such merger or consolidation (each of items (i), (ii) and (iii) being referred to as a “Sale Event”), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for the then outstanding principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

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(f) In case of any Sale Event (not to include a sale of all or substantially all of the Company’s assets) in connection with which this Note is not prepaid or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to acquire the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been acquired upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described events, each an “Event of Default” shall occur on or after the date of this Note:

(a) The Company shall default in the payment of principal of or interest on this Note or any other note issued to the Holder by the Company when due; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note, or the Securities Purchase Agreement shall be false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder (other than as set forth in Section 8(a) above); or

(d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

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(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of two hundred and fifty thousand dollars ($250,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) The Company shall have defaulted on or breached any term of any other note of similar debt instrument into which the Company has entered and failed to cure such default within the appropriate grace period; or

(i) At any time on or after September 9, 2020, the Company shall have its Common Stock delisted from an Exchange (including the OTC Market exchange) on which such Common Stock is then listed or, if the Common Stock trades on an Exchange, trading in the Common Stock shall be suspended for more than ten (10) consecutive days;

(j) If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board;

(k) The Company shall not, within 3 business days of its receipt of a Notice of Conversion, deliver to the Holder the requisite Conversion Shares pursuant to Section 4 herein without restrictive legend, if such Conversion Shares are required to be delivered without restrictive legend in accordance with Section 4(b); or

(l) The Company shall not replenish the reserve set forth in Section 12, within 3 business days of the request of the Holder; or

(m) At any time on or after September 9, 2020, the Company is more than ten (10) trading days delinquent (beyond any extension period) in filing with the Securities and Exchange Commission any report required to be filed under the Securities Exchange Act of 1934; or

(n) Any Event of Default specified in the Securities Purchase Agreement shall have occurred or the Company shall have defaulted on or breached any term of the Securities Purchase Agreement; or

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(o) At any time on or after September 9, 2020, the Company shall lose the “bid” price for its stock and a market (including the OTC marketplace or other Exchange), to the extent that the Common Stock traded on an Exchange (including the OTC marketplace) after the date of this Note; then, or at any time thereafter, unless cured within 5 days of occurrence (unless a cure period is already specified in the foregoing Event of Default), and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any additional or subsequent Event of Default) at the option of the Holder and in the Holder’s sole discretion, the Holder may declare this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything contained herein or in any other note or other instruments to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein, in the Securities Purchase Agreement or any other rights or remedies afforded by law. Upon the occurrence of an Event of Default, interest shall accrue at a default interest rate of 18% per annum or, if such rate is usurious or not permitted by applicable law, then at the highest rate of interest permitted by law. As liquidated damages and not as a penalty, and subject to any limits imposed by applicable law: (i) in the event of a breach of Section 8(k), the Company shall pay $250 for each day the Common Stock is not issued, beginning on the 4th day after the applicable Notice of Conversion was delivered to the Company, (ii) in the event of a breach of Section 8(n), the outstanding principal amount of this Note shall be increased by 20%, (iii) in the event of a breach of Section 8(i), the outstanding principal amount of this Note shall increase by 50%, (iv) if this Note is not paid on the Maturity Date, the outstanding principal amount of this Note shall increase by 10%, and (v) in the event of a breach of Section 8(m) that occurs and continues after the 6 month anniversary of this Note, the Holder shall thereafter be entitled to use the lowest closing bid price during the period of the breach as a base price in calculating the Conversion Price (for example, if the lowest closing bid price during the period of the breach is $0.01 per share and the conversion discount is 50%, the Holder may elect to convert this Note at a Conversion Price of $0.005 per share).

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

At the Holder’s election, if the Company fails for any reason to deliver to the Holder the required conversion shares by the 3rd business day following the delivery of a Notice of Conversion to the Company and if the Holder incurs a Failure to Deliver Loss (as defined below), then at any time the Holder may provide the Company written notice (the “Failure to Deliver Loss Notice”) indicating the amounts payable by the Company to the Holder in respect of the Failure to Deliver Loss. For purposes of this paragraph, “Failure to Deliver Loss” means and shall be calculated as follows:

Failure to Deliver Loss = (Highest daily volume weighted average price for the 30 trading days prior to the date of the Failure to Deliver Loss Notice) x (Number of conversion shares that were not delivered to the Holder as required)

The Company must pay the Failure to Deliver Loss by irrevocable cash payment in immediately available funds, and any such cash payment must be made by the third (3rd) business day from the date of the Failure to Deliver Loss Notice.

9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

11. The Company represents that it is not a “shell” issuer and has never been a “shell” issuer or that if it previously has been a “shell” issuer that at least twelve (12) months have passed since the Company has reported form 10 type information indicating it is no longer a “shell issuer.” Further, the Company will instruct its counsel to either (i) issue a Rule 144 opinion to allow for salability of the conversion shares or (ii) accept such opinion from Holder’s counsel.

12. The Company shall issue irrevocable transfer agent instructions reserving 4,545,455 shares (such number subject to adjustment for any forward or reverse stock split or stock dividend, or similar action) of its Common Stock for conversions under this Note (the “Share Reserve”). The Company shall at all times reserve a minimum of two and one-half (2.50) times the number of shares that would be required if the original outstanding principal amount of this Note was fully converted. The Holder may reasonably request increases from time to time to reserve such amounts. Upon full conversion of this Note, any shares remaining in the Share Reserve shall be cancelled. The Company shall pay all transfer agent costs associated with issuing and delivering the share certificates to the Holder, as well as maintaining the Share Reserve. If such amounts are to be paid by the Holder, it may deduct such amounts from the Conversion Price. The Company will instruct its transfer agent to provide the outstanding share information to the Holder in connection with its conversions.

13. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

14.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

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15. This Note is secured by a mortgage covering certain real property described in that certain Mortgage, Assignment of Leases, Security Agreement and Fixture Filing by SCFTE SPV LLC, a South Carolina limited liability company (“Property Owner”), an affiliate of the Company, in favor of Holder on or about March 13, 2020 (as amended, restated or otherwise modified from time to time, the “Mortgage”). The Mortgage encumbers certain real properties located in Cook County, Illinois, as further described in the Mortgage (collectively, the “Mortgaged Properties”). The Company represents and warrants that the Mortgage is a first priority lien on the Mortgaged Properties subject only to the lien of real estate taxes not yet due and payable. In the event of a breach of the foregoing representation as to any of the Mortgaged Properties, without limiting any other remedies of Holder hereunder, within five (5) business days after demand from Holder, the Company shall cause Property Owner or another affiliate of the Company to grant a first priority mortgage on other real estate of comparable value and otherwise acceptable to Holder.

16. Notwithstanding anything to the contrary set forth in this Note, for so long as the Common Stock is listed on the NYSE American Exchange, the Company shall have no obligation to issue more than 4,058,692 shares, in the aggregate, of its Common Stock upon any and all conversions of this Note or as payment of liquidated damages.

17. This Note shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New York and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York or in the Federal courts sitting in the county or city of New York, or the Federal courts within the southern or eastern districts of New York. This Note may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Note shall be effective as an original.

[The remainder of this page is intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

FTE NETWORKS, INC.

By:
Name:	Michael P. Beys
Title:	Interim CEO

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EXHIBIT A

NOTICE OF CONVERSION

6% CONVERTIBLE REDEEMABLE NOTE

DUE MAY 10, 2021 (THE “NOTE”)

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of FTE NETWORKS, INC. (“Shares”) according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ____________________________________________________

Applicable Conversion Price: _____________________________________________

Signature: ___________________________________________________________

[Print Name of Holder and Title of Signer]

Address: ____________________________________________________________

                 ____________________________________________________________

SSN or EIN:__________________________________________________________

Shares are to be registered in the following name: _____________________________

Name: ______________________________________________________________

Address: ____________________________________________________________

Tel: ________________________________________________________________

Fax: ________________________________________________________________

SSN or EIN: __________________________________________________________

Shares are to be sent or delivered to the following account:

Account Name: _______________________________________________________

Address: ____________________________________________________________

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